Exhibit 4.3

SECOND AMENDMENT TO

SECURED CONVERTIBLE NOTE

This SECOND AMENDMENT TO SECURED CONVERTIBLE NOTE (this “Amendment”) is made as of May 22, 2025 (the “Amendment Effective Date”), by and between Agrify Corporation, a Nevada corporation (the “Company”) and RSLGH, LLC, a Delaware limited liability company (the “Holder”), with reference to the following facts:

RECITALS

A. The Company issued to Holder that certain Secured Convertible Note, dated November 5, 2024, issued as Certificate No. D-1 (the “Note”, capitalized terms used but not defined herein shall have the meanings set forth in the Note).

B. The Company and the Holder previously amended the Note pursuant to an Amendment and Waiver dated as of May 8, 2025.

C. On the Amendment Effective Date and simultaneously with the execution of this Amendment, the Company has issued new Secured Convertible Notes with an aggregate original principal amount of $30,000,000.00 to the Holder and to certain other investors (the “New Notes”), which New Notes rank pari passu with the Note.

D. The Company and the Holder desire to amend the Note to (i) revise certain sections to reflect the issuance of the New Notes, and (ii) provide that the Holder may elect to receive pre-funded warrants in lieu of shares of Common Stock upon conversion of the Note.

NOW, THEREFORE, in consideration of the execution and delivery of the Holder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby further agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein in their entirety.

2. Amendments to the Note. As of the Amendment Effective Date, the Note is hereby amended or modified as follows:

a.	The following Note is hereby amended by adding the following defined terms:

“New Notes” shall mean those certain Secured Convertible Notes issued by the Company on May 22, 2025 to the Holder and certain other investors.

“Warrant Conversion Price” means the Conversion Price less $0.001.

b.	The Note is hereby amended by replacing the defined term “Security Agreement” with the following:

“Security Agreement” means that certain Amended and Restated Security Agreement, dated May 22, 2025, between the Company, the Holder, and the holders of the New Notes, as amended, supplemented or otherwise modified from time to time.

c.	The Note is hereby amended by deleting the defined terms “Covering Price”, “Existing Notes”, “Mack Agreement”, “Permitted Turnkey Investment” and “Undelivered Shares”.

d.	The Note is hereby amended by replacing all references to the defined term “Existing Notes” with “New Notes” in each place where the former term appears, except for Section 9(C) and Section 12, which sections shall be amended as set forth elsewhere in this Amendment.

e.	The Note is hereby amended by deleting all references to the defined term “Mack Agreement”.

f.	The Note is hereby amended by deleting Section 7 in its entirety and replacing it with the following in lieu thereof:

“Section 7. Conversion.

(A) Right to Convert.

(i) Conversions in Part. Subject to the terms of this Section 7, this Note may be converted in part into shares of Common Stock or, at the Holder’s election, Pre-Funded Warrants, but only in an Authorized Denomination. Provisions of this Section 7 applying to the conversion of this Note in whole will equally apply to conversions of any permitted portion of this Note.

(B) When this Note May Be Converted.

(i) Generally. The Holder may convert this Note at any time until the Close of Business on the second (2nd) Scheduled Trading Day immediately before the Maturity Date.

(C) Conversion Procedures.

(i) Generally. To convert this Note, the Holder must complete, sign and deliver to the Company the conversion notice attached to this Note on Exhibit A or portable document format (.pdf) version of such conversion notice (at which time such conversion will become irrevocable) (a “Holder Conversion Notice”). For the avoidance of doubt, the Holder Conversion Notice may be delivered by e-mail in accordance with Section 14. If the Company fails to deliver, by the related Conversion Settlement Date, any shares of Common Stock or Pre-Funded Warrants forming part of the Conversion Consideration of the conversion of this Note, the Holder, by notice to the Company, may rescind all or any portion of the corresponding Holder Conversion Notice at any time until such securities are delivered.

(ii) Holder of Record of Conversion Shares. The person in whose name any shares of Common Stock is issuable upon conversion of this Note will be deemed to become the holder of record of such shares of Common Stock or Pre-Funded Warrants as of the Close of Business on the Conversion Date for such conversion, conferring, as of such time, upon such person, without limitation, all voting and other rights appurtenant to such securities.

(iii) Taxes and Duties. If the Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock or Pre-Funded Warrants upon such conversion.

(D) Settlement upon Conversion.

(i) Generally. Subject to Section 7(D)(ii), the consideration (the “Conversion Consideration”) due in respect of any portion of the outstanding Principal Amount of this Note, to be converted (the “Conversion Amount”) will consist of the following:

(1) subject to Section 7(D)(ii), to the extent the Holder elects to receive shares of Common Stock, a number of shares of Common Stock determined by dividing the Conversion Amount by the Conversion Price;

(2) subject to Section 7(D)(ii), to the extent the Holder elects to receive Pre-Funded Warrants, a number of Pre-Funded Warrants determined by dividing the Conversion Amount by the Warrant Conversion Price; and

(3) cash in an amount equal to the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date for such conversion or, at the election of the Company, a number of Pre-Funded Warrants equal to the quotient (rounded up to the closest whole number) obtained by dividing the aggregate accrued and unpaid interest on this Note to, but excluding, the Conversion Settlement Date by the Warrant Conversion Price.

(ii) Fractional Shares. The total number of shares of Common Stock or Pre-Funded Warrants due in respect of any conversion of this Note pursuant to this Section 7, will be determined on the basis of the total Principal Amount of this Note to be converted with the same Conversion Date; provided, however, that if such number of shares of Common Stock or Pre-Funded Warrants is not a whole number, then such number will be rounded up to the nearest whole number.

(iii) Delivery of the Conversion Consideration. The Company will deliver the Conversion Consideration due upon the conversion of this Note, to the Holder on or before the second (2nd) Business Day (or, if earlier, the standard settlement period for the primary Eligible Exchange (measured in terms of trading volume for its Common Stock) on which the Common Stock are traded) immediately after the Conversion Date for such conversion (the “Conversion Settlement Date”).

(iv) Effect of Conversion. If this Note is converted in full, then, from and after the date the Conversion Consideration therefor is issued or delivered in settlement of such conversion, this Note will cease to be outstanding and all interest will cease to accrue on this Note.

(E) Common Stock Issued upon Conversion.

(i) Status of Conversion Shares; Listing. Each share of Common Stock delivered pursuant to this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued pursuant to this Note, when delivered, to be admitted for listing on such exchange or quotation on such system.

(ii) [Reserved.]

(F) [Reserved.]

(G) [Reserved.]

(H) Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i) Generally. If there occurs:

(1) recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Note, at the effective time of such Common Stock Change Event, (x) the Conversion Consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 7 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and (y) for purposes of Section 7(A), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units. For these purposes, (I) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “Daily VWAP,” substituting, if applicable, the reported Bloomberg page data for such class of securities in such definition; and (II) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of common equity securities, and the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holder of such weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that (x) provides for subsequent conversions of this Note in the manner set forth in this Section 7(H); and (y) contains such other provisions as the Company reasonably determines are appropriate to preserve the economic interests of the Holder and to give effect to the provisions of this Section 7(H). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holder.

(ii) [Reserved].

(iii) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 7(H).

(I) Limitations on Conversions.

(i) The Company shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note, pursuant to Section 7 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Holder Conversion Notice, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 7(I)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 7(I)(i) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Holder Conversion Notice shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 7(I)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 49.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 7(I)(i), provided that the Beneficial Ownership Limitation in no event exceeds 49.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 7(I)(i) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(I)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note

(ii) Additionally, notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert any portion of this Note until the Company has obtained the approval of the shareholders of the Company for such conversion in accordance with Listing Rule 5635(b) and 5635(d) of The Nasdaq Stock Market, Inc., as applicable, solely to the extent that, at such time, the Company determines that such approval is required under such Listing Rules for such conversion.”

g.	The Note is hereby amended by deleting Section 9(C) in its entirety and replacing it with the following in lieu thereof:

“(C) Ranking. All payments due under this Note (i) shall rank pari passu with the New Notes, and (ii) shall rank senior to all other Indebtedness of the Company (other than the indebtedness described in clause (i)) and any Subordinated Indebtedness.”

h.	The Note is hereby amended by deleting Section 12 in its entirety and replacing it with the following in lieu thereof:

“Section 12. Ranking.

All payments due under this Note shall rank (i) pari passu with the New Notes, (ii) effectively senior to all unsecured indebtedness of the Company to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof and (iii) senior to any Subordinated Indebtedness.”

3.	Limited Effect. The Note is not amended in any other respect. All other terms and provisions of the Note not herein specifically modified and amended shall remain in full force and effect as originally set forth therein, and the Company hereby ratifies and confirms all such terms and provisions as if such terms and provisions were restated herein in their entirety. All references in the Note, the Security Agreement or any related document or agreement (collectively, the Loan Documents”) shall be deemed a reference to the Note as modified and amended herein. The Company agrees that its obligations under the Note and each other Loan Document are its valid and binding obligations, enforceable in accordance with their terms, subject to no defense, counterclaim, or objection. This Amendment amends the Note, and is intended to be a continuation of the obligations set forth therein and in each other Loan Document. Nothing in this Amendment is intended, nor shall be construed, to constitute a novation or an accord or satisfaction of the Note or any other Loan Document.

4.	Reaffirmation.

a.	The Company hereby reaffirms and restates as of the date hereof each and every representation and warranty made by the Company in the Loan Documents except for representations or warranties that expressly relate to an earlier date. The representations and warranties made by the Company in the Loan Documents were true and correct in all material respects when made and are true and correct in all material respects as of the hereof, except to the extent of changes in the facts and circumstances after the date such representation and warranty was made that resulted from actions or inactions expressly contemplated by a Loan Document (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

b.	The Company hereby (a) ratifies and confirms all of the liens, conveyances and grants contained in and created by the Security Agreement or any other Loan Document and/or otherwise securing any of the Secured Obligations (as defined in the Security Agreement); (b) covenants and agrees that nothing contained in this Amendment is intended to or shall impair the liens, conveyances or grants contained in and created by the Loan Documents or otherwise, (c) ratifies and confirms all of the terms and conditions of, and all obligations owing under the Loan Documents, the Loan Documents as modified hereby, and this Amendment, and the indebtedness owing to the Holder under the foregoing, and all other obligations, and (d) covenants and agrees that as of the date this Amendment is executed, there are no off-sets or defenses to, or claims or counterclaims or rights of recoupment of any kind or nature whatsoever in respect of, the Loan Documents, the Loan Documents as modified hereby, this Amendment, or the obligations arising under any Loan Document.

5.	Miscellaneous. This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflicts of laws principles. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Holder have executed this Amendment as of the Amendment Effective Date set forth above.

COMPANY

AGRIFY CORPORATION

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Chairman and Interim Chief Executive Officer

HOLDER

RSLGH, LLC

By:	/s/ Anthony Georgiadis
Name:	Anthony Georgiadis
Title:	Authorized Signatory

SIGNATURE PAGE TO SECOND AMENDMENT TO SENIOR SECURED CONVERTIBLE NOTE